Exhibit 99.1

American Spectrum Realty Announces Stock Purchase by Board Member

HOUSTON--(BUSINESS WIRE)--December 12, 2011--American Spectrum Realty, Inc. (AMEX: AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today that John N. Galardi purchased 1,000 shares of the Company’s common stock in an open market transaction. Mr. Galardi is a director and principal stockholder in the Company. Mr. Galardi anticipates purchasing additional shares in future open market transactions.

About American Spectrum Realty, Inc.

American Spectrum Realty, Inc. is a real estate investment company that owns, through its operating partnership, interest in office, industrial, self storage, retail properties, and apartments throughout the United States. The company has been publicly traded since 2001. American Spectrum Realty Management, LLC (“ASRM”) is a wholly-owned subsidiary of the Company’s operating partnership that manages and leases all properties owned by American Spectrum Realty, Inc. as well as third-party clients.

ASRM provides first-class management and leasing services for over 115 office, industrial, retail, self-storage, and multi-family properties, totaling over 15 million square feet in 18 states. For more information, visit www.americanspectrum.com or call 888-315-ASRM.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO